WASHINGTON GAS LIGHT COMPANY
LONG-TERM INCENTIVE PLAN
Effective December 13, 2019

1.	Purpose
The purpose of the Washington Gas Light Company Long-Term Incentive Plan (the “Plan”) is to assist the Company in attracting and retaining individuals by allowing certain individuals serving the Company to participate in the success of the Company and to promote greater alignment of interests between those designated as Participants under the Plan and the shareholders of AltaGas.
The terms of the Plan are intended to meet the requirements of Section 409A to the extent not exempt therefrom.

2.	Definitions
When used in the Plan, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings:
“Affiliate” means any Person that is an affiliate of AltaGas under the Canada Business Corporations Act, or that the Board from time to time determines is an Affiliate of AltaGas or the Company for purposes of the Plan.
“AltaGas” means AltaGas Ltd. and its successors and assigns.
“Agreement” means any written or electronic agreement between the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to the Plan) the terms and conditions applicable to Phantom Units granted under the Plan.
“Benchmark Security” means the common shares of AltaGas Ltd., or any security of AltaGas so designated by the board of directors of AltaGas in accordance with Section 8(a)(i) or any security so designated by the board of directors of AltaGas (as constituted prior to the Change of Control) in connection with a Change of Control.
“Beneficiary” or “Beneficiaries” means the person(s) designated from time to time (who may be named contingently or successively) by the Participant to whom any benefit under any Agreement(s) is to be distributed upon the Participant’s death if the Participant has not yet received any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Corporate Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
“Board” means the board of directors of Washington Gas Light Company.
“Cause” means: (i) “cause” as defined in any employment or retainer agreement applicable to the Participant; or (ii) for Participants who do not have an employment or retainer agreement that defines “cause”, then, (A) theft, fraud, dishonesty or misconduct by the Participant involving the property or affairs of the Company or in the carrying out of the Participant’s duties; (B) continued failure by the Participant to substantially carry out the Participant’s duties, after notice by the Company of the failure to do so and an opportunity for the Participant to correct the same within a reasonable period of time from the date of receipt of such notice; (C) failure by the Participant in any material respect to carry out the lawful directions of the Board, to comply with any reasonable policies, rules and regulations of the Company, or to honor restrictions placed on the Participant by the Board; (D) the Participant engaging in any consulting work, trade or business for his or her own account or on behalf of any other Person which is in direct competition, conflict or otherwise interferes with the business and undertaking of the Company; (E) a material breach of the terms of the Participant’s employment or retainer agreement; or (F) any other act or omission or series of acts or omissions by the Participant that would, pursuant to applicable employment standards legislation or at common law, permit the Company to, without notice or payment in lieu of notice, terminate the Participant’s employment or engagement.
“Change of Control” means: (i) the closing of any transaction pursuant to which any Person or group of Persons (other than an Affiliate) acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of AltaGas representing more than 50% of the aggregate voting power of all of AltaGas’ then issued and outstanding securities entitled to vote in the election of directors of AltaGas; (ii) a consummated arrangement, amalgamation, merger, consolidation, take-over bid, compulsory acquisition or similar transaction (a "Transaction") involving (directly or indirectly) AltaGas if, immediately after the consummation of such Transaction, AltaGas’ shareholders immediately prior to the Transaction do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such Transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such Transaction; or (iii) the closing of any sale, lease, exchange, license or other disposition of all or substantially all of AltaGas’ assets (a "Disposition") to a Person other than a Person that was an Affiliate at the time of such Disposition, other than a Disposition to an entity, where more than 50% of the combined voting power of the voting securities of such entity are beneficially owned by AltaGas’ shareholders in substantially the same proportions as their beneficial ownership of the outstanding voting securities of AltaGas immediately prior to such Disposition.
“Change of Control Value” means: (i) with respect to PUs, the Vesting Amount determined on the date of a Change of Control, taking into account that (A) non-TSR Related performance measures applicable to PUs are calculated assuming target performance (the multiplier will be 1.0x) and (B) TSR Related performance measures applicable to PUs are calculated as follows: (1) if the Change of Control occurs less than 12 months from the first day of the performance period related to such PUs, the TSR Related performance measures will be deemed to have been satisfied assuming target performance (the multiplier will be 1.0x); or (2) if the Change of Control occurs at least 12 months after the first day of the performance period related to such PUs, the TSR Related performance measures for such PUs will be determined based on actual performance as approved by the Board with the consent of the board of directors of AltaGas, as constituted prior to the Change of Control, with the multiplier determined based on such performance, and (C) the number of outstanding PUs is determined by applying any applicable weightings between the performance measures; and (ii) with respect to RUs, the Vesting Amount determined on the date of a Change of Control.
“Clawback Policy” means AltaGas’ Clawback Policy, as may be amended, restated or otherwise modified or supplemented from time to time.
“Company” means Washington Gas Light Company and any affiliated entity of Washington Gas Light Company designated by the Board.
“Distributions” means any dividend (including a dividend in kind) or other distribution paid or distributed by AltaGas to the holder of a Benchmark Security as a result of such Person holding such Benchmark Security on the applicable record date.
“Distribution Amount” means the total dollar value of any Distributions which a Participant would be entitled to receive if such Participant held that number of Benchmark Securities equivalent to the Participant’s Outstanding Phantom Units.
“Distribution Date” means the date on which a Distribution is made.
“Exchange” means any stock exchange on which the Benchmark Security is listed and posted for trading, provided that if the Benchmark Security is listed and posted for trading on more than one stock exchange, then the stock exchange designated by the Board with the consent of the board of directors of AltaGas from time to time.
“Grant Date” means the date of a grant of Phantom Units as set forth in the applicable Agreement.
“Notice Period” means the period specified in any employment agreement between the Participant and the Company or an Affiliate or, if not specified, as provided by applicable employment legislation.
“Outstanding Phantom Unit” means a Phantom Unit granted to a Participant for which the Vesting Date has not yet occurred and which has not been forfeited.
“Participants” shall have the meaning set out in Section 4.
“Permanent Disability” shall be defined in the same manner as such term or a similar term is defined in the long‑term disability policy maintained by the Company in which the Participant participates as of the Participant’s Termination Date, unless the Board determines otherwise in its discretion and sets forth an alternative definition in the applicable Agreement.
“Person” means any natural person, corporation, limited or unlimited liability company, general or limited partnership, firm, association, joint venture, trust, or other similar entity whether acting in an individual, fiduciary or other capacity.
“Phantom Unit” means a contractual right to receive the Vesting Amount at such time, and subject to such terms and conditions, as are set forth in the Plan and the applicable Agreement.
“PU” or “Performance Unit” means a Phantom Unit which will vest on the Vesting Date if the terms and conditions, including any performance targets, set forth in the applicable Agreement have been satisfied.
“Reinvestment Units” means those Phantom Units granted in accordance with Section 5(e) that have an aggregate value equal to the Distribution Amount attributable to such Participant on that Distribution Date, determined by dividing the Distribution Amount by the Unit Value on the Distribution Date.
“Reorganization Event” means each event or series of events which causes AltaGas to be amalgamated, combined, merged or consolidated with another Person but which does not constitute a Change of Control.
“Retirement” means, unless otherwise determined by the Board, the resignation by the Participant or the termination of employment or service by the Company of a Participant after attainment of an age required for payment of an immediate pension pursuant to the terms of any qualified retirement plan maintained by the Company in which the Participant participates; provided however, that no resignation or termination prior to a Participant’s 55th birthday shall be deemed a Retirement unless the Board so determines in its sole discretion.
“RU” or “Restricted Unit” means a Phantom Unit which will vest on the Vesting Date if the terms and conditions set forth in the applicable Agreement have been satisfied.
“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder as in effect from time to time.
“Termination Date” means the date on which a Participant ceases to be an eligible Participant for any reason, including death, resignation, retirement or termination with or without Cause. For the purposes of the Plan, a Participant’s service to or with the Company shall be considered to have terminated effective on the last day of the Participant’s actual and active service with the Company, whether such day is selected by agreement with the individual, or unilaterally by the Participant or the Company, as applicable, and whether with or without advance notice to the Participant.
“TSR Related” means those measures applicable to PUs that are used to assess performance by comparing AltaGas’ total shareholder return against that of its peers, which peer group will be approved by the board of directors of AltaGas from time to time.
“Unit Value” of a Phantom Unit on the date of a Change of Control, or on the Distribution Date, the Vesting Date or the Termination Date, means the average closing price of the Benchmark Security for the 20 consecutive trading days immediately preceding the relevant date, where the “average closing price” shall be determined by dividing (X) by (Y), where (X) shall equal the sum of the closing prices for the Benchmark Security on each day that the Benchmark Security was traded and a closing price was reported on the Exchange during such period, and (Y) shall equal the number of days on which the Benchmark Security was traded and a closing price was reported on the Exchange during such period or, in the event that the Benchmark Security is not listed for trading on a securities exchange, then the fair market value of the Benchmark Security as determined by the board of directors of AltaGas.
“Vesting Amount” means an amount equal to the Unit Value on the relevant date, multiplied by the number of RUs or PUs (including Reinvestment Units in relation thereto and any fractional Phantom Units), as applicable, that vest (or are deemed to vest) on such date in accordance with the Plan and the applicable Agreement, after the application of any applicable performance multiplier, which may result in a Vesting Amount of nil.
“Vesting Date” means the date set forth in the applicable Agreement on which a Phantom Unit vests subject to the terms and conditions of the Plan and the applicable Agreement.

3.	Administration of the Plan
The Plan shall be administered, and Phantom Units shall be granted hereunder, by the Board. The Board shall have full and final discretion to interpret the provisions of the Plan and all Agreements entered into thereunder, and to prescribe, amend, rescind and waive rules and regulations governing the administration and operation of the Plan including, without limitation, rules as to vesting. All decisions and interpretations made by the Board shall be binding and conclusive. Notwithstanding the foregoing or any other provision contained herein, the Board may delegate the administration and operation of the Plan to a committee of the Board and may authorize any one or more of its members, or any officer of the Company, to facilitate the issuance of grants and execute and deliver documents on behalf of the Company. No member of the Board or committee shall be liable to any Participant or any other Person for any good faith action or decision taken with respect to the Plan or any Agreement.
Notwithstanding anything to the contrary herein, no term of the Plan or of any Agreement will be interpreted or amended, nor shall any discretion or authority granted hereunder be exercised, so as to cause any Phantom Units issued to Participants subject to the income tax laws of the United States of America. to violate the provisions of Section 409A.

4.	Eligibility
Phantom Units may be awarded to directors, officers, employees, and independent contractors of the Company. Unless otherwise delegated, the Board shall have the authority and sole discretion to select the individual participants (the “Participants”) from among such class of eligible persons to whom Phantom Units may be granted and to determine the number of Phantom Units to be granted to each Participant. Participation in the Plan is voluntary.

5.	Terms of Phantom Units

(a)	Agreement. Each Agreement shall include the following:

(i)	the Grant Date;

(ii)	the name of the Participant;

(iii)	the name of the grantor;

(iv)	the number of RUs and/or PUs granted;

(v)	the Vesting Date(s) and vesting schedule with respect to the RUs and/or PUs granted;

(vi)	any performance measures, performance period and multipliers to be applied to the PUs;

(vii)	any performance measures to be applied to the RUs; and

(viii)	such other terms and conditions as required by the Plan or as may be determined by the Board.

(b)	Controlling Document. In the event of any inconsistencies between the terms of any Agreement and the Plan, the terms of the Plan shall prevail.

(c)	Vesting Dates. Unless otherwise set forth in an Agreement, Phantom Units shall have a Vesting Date that is the third anniversary of the Grant Date.

(d)
Vesting. Except as otherwise provided in Sections 6 or 7 hereof or otherwise set forth in an Agreement, Phantom Units shall vest on the applicable Vesting Date, subject to adjustments based on performance and application of any multipliers as set forth in an Agreement, provided that the terms and conditions specified in the applicable Agreement have been satisfied and the Participant to whom such Phantom Units were granted continues to be an eligible Participant on such Vesting Date. Phantom Units that do not vest as a result of failure to meet such terms and conditions or those that are subject to reduction as a result of a performance multiplier of less than 1.0x, shall be forfeited.

(e)
Distributions. On any Distribution Date, a Participant shall be deemed to have been granted the Reinvestment Units attributable to his or her Outstanding Phantom Units. The Reinvestment Units attributable to RUs shall be deemed to be RUs and the Reinvestment Units attributable to PUs shall be deemed to be PUs. Reinvestment Units shall have the same Vesting Date and performance requirements as the Phantom Units from which they derive.

(f)
Payment of the Vesting Amount. Except as otherwise provided in Sections 6, 7, 16 or 17 hereof or set forth in the Agreement, the Company shall pay the Vesting Amount to a Participant in a lump sum by no later than (A) 90 days from the vesting of such Phantom Units, or (B) March 15th of the calendar year following the calendar year in which the vesting of such Phantom Units occurs, whichever is earlier.

6.	Termination of Service

(a)
Termination Other Than for Cause. If the employment or service of a Participant is terminated by the Company other than as provided in Section 6(b) or (c), all of the Participant’s Outstanding Phantom Units that could vest during the Notice Period applicable to such Participant, if any, will remain outstanding until the relevant Vesting Date and all of the Participant’s Outstanding Phantom Units that will not vest before the end of the Notice Period, if any, shall be forfeited effective as of the Termination Date. The Participant’s Outstanding Phantom Units that are not forfeited shall maintain their respective original Vesting Dates and be subject to the original terms and conditions, including performance measures, of the applicable Agreements.

(b)
Termination for Cause or Voluntary Termination by Participant. If a Participant’s employment or service is terminated by the Company for Cause or if a Participant terminates his or her own employment or service, then all of the Participant’s Outstanding Phantom Units shall be forfeited effective as of the Termination Date.

(c)
Retirement. Unless otherwise set forth in the Agreement, if the employment or service of a Participant terminates for reason of such Participant’s Retirement, then the number of Outstanding Phantom Units attributable to such Participant shall be reduced as follows:

(i)	first, a retiree’s Outstanding Phantom Units shall be divided into groups so that all of the Outstanding Phantom Units in each group have the same Grant Date and Vesting Date; and

(ii)	second, to calculate the resulting Outstanding Phantom Units, the number of Outstanding Phantom Units in each group shall be multiplied by a fraction

(A)	the numerator of which is the number of days from the applicable Grant Date until the Termination Date, and

(B)	the denominator of which is the number of days from the applicable Grant Date until the applicable Vesting Date.
The resulting Outstanding Phantom Units in each group shall maintain their respective original Vesting Dates and be subject to the original terms and conditions of the applicable Agreements, including performance measures, and the rights to the other Outstanding Phantom Units shall be forfeited.

(d)
Permanent Disability. If the employment or service of a Participant terminates by reason of such Participant’s Permanent Disability, such Participant’s Outstanding Phantom Units will not be reduced and will maintain their respective original Vesting Dates and be subject to the terms and conditions of the applicable Agreements, including applicable performance measures.

(e)
Death. Unless otherwise set forth in the Agreement, if the employment or service of a Participant terminates for reason of such Participant’s death, then, the number of Outstanding Phantom Units attributable to such Participant shall be reduced as follows:

(i)	first, the Participant’s Outstanding Phantom Units shall be divided into groups so that all of the Outstanding Phantom Units in each group have the same Grant Date and Vesting Date; and

(ii)	second, to calculate the resulting Outstanding Performance Units, the number of Outstanding Phantom Units in each group shall be multiplied by a fraction

(A)	the numerator of which is the number of days from the applicable Grant Date until the Termination Date, and

(B)	the denominator of which is the number of days from the applicable Grant Date until the applicable Vesting Date.
For the resulting Outstanding Phantom Units, the Vesting Amount shall be calculated and fixed on such Termination Date without regard to satisfaction of performance measures and the multiplier applicable to any PU’s will be 1.0 and the rights to the other Outstanding Phantom Units shall be forfeited. Subject to Section 16, the Vesting Amount so determined shall then be payable to the Participant’s Beneficiary within 60 days of such Termination Date.

7.	Change of Control
In the event of a Change of Control, in which:

(a)
the surviving or resulting entity remains a publicly traded entity and agrees to assume the obligations of AltaGas and its Affiliates under AltaGas’ Phantom Unit Plan and this Plan, in all material respects, including in respect of all Outstanding Phantom Units, to the satisfaction of the board of directors of AltaGas (as constituted prior to the Change of Control), and such board, in its sole discretion, determines that:

(i)
the Benchmark Security of such surviving or resulting entity will be substantially similar to the Benchmark Security used immediately prior to the Change of Control for purposes of assessing the satisfaction of performance measures on outstanding RUs and PUs, then the Plan shall continue in force and effect and performance will be assessed on the original Vesting Dates based on the original performance measures for the RUs and PUs, and any multipliers applicable to the PUs will be applied at such dates; or

(ii)
the Benchmark Security of such surviving or resulting entity will not be substantially similar to the Benchmark Security used immediately prior to the Change of Control for purposes of assessing the satisfaction of performance measures on outstanding RUs and PUs, then the Plan shall continue in force and effect in an appropriate manner and with appropriate amendments, as determined at the sole discretion of the board of directors of AltaGas (as constituted prior to the Change of Control), with the Change of Control Value calculated on the Change of Control and payable on the original Vesting Date(s), provided that the Participant continues to be an eligible Participant on such Vesting Date(s) unless otherwise specified in the Agreement. In the event of a Retirement, or the Permanent Disability or death of a Participant prior to the original Vesting Date(s), the Change of Control Value may be pro-rated to the date of such event or otherwise treated in a manner consistent with the intent of Section 6(c), (d) or (e), as applicable. The Board, with the consent of the board of directors of AltaGas, shall have the power to amend the Plan and Agreements to permit the actions described in this subsection without the consent of any Participant.

In either case, if the service of a Participant is terminated without Cause upon or within 12 months (or other applicable Notice Period specified in writing) following such Change of Control, then the Participant is entitled to the Change of Control Value on such date, with the amount to be paid within 60 days following the Participant's Termination Date unless otherwise specified in the Agreement; or

(b)
the surviving or resulting entity is a private entity (with no Benchmark Security listed and posted for trading on an Exchange) or the board of directors of AltaGas (as constituted prior to the Change of Control) in its sole discretion, otherwise determines that the obligations of AltaGas and its Affiliates under AltaGas’ Phantom Unit Plan and this Plan, will not be assumed in all material respects to the satisfaction of the board of directors of AltaGas (as constituted prior to the Change of Control) then all Outstanding Phantom Units shall vest immediately upon the Change of Control and the Change of Control Value shall be paid within 60 days of the Change of Control.

Payments made in accordance with this Section shall be subject to Sections 16 and 17.

8.	Effect of Certain Corporate Changes

(a)	Effect of Reorganization. Upon the occurrence of a Reorganization Event:

(i)
to which the Company is a party or upon the making of any proposal by the board of directors of AltaGas that AltaGas enter into a Reorganization Event to which the Company is a party, then the board of directors of AltaGas shall cause the surviving entity or new owner, as the case may be, to agree to adopt the Plan and to maintain it, with respect to all grants outstanding under the Plan as of the date of the Reorganization Event, in accordance with the terms in effect as of such date, and to agree to adopt the Agreements and to continue in effect their respective terms as such terms were in effect as of the date of the Reorganization Event; or

(ii)
to which the Company is not a party or upon the making of any proposal by the board of directors of AltaGas that AltaGas enter into a Reorganization Event to which the Company is not a party, then the respective terms of the Plan and the Agreements will continue in effect as such terms were in effect as of the date of the Reorganization Event.

In either case, the Plan and related Agreements may be modified by the Board, as constituted prior to the Reorganization Event, without the consent of any Participant, to utilize the securities of such surviving entity or new owner or such other publicly traded security which most closely tracks the value of the business of AltaGas, a surviving entity or new owner, as appropriate, in lieu of the Benchmark Security, to measure the Unit Value and, on a going forward basis, the Distribution Amounts.

(b)
Material Impediment. Notwithstanding the provisions of subsection (a), in the event that the effect of the provisions contained in subsection (a) should become, in the Board’s sole discretion, a material impediment, either from a financial point of view or otherwise, to the consummation of a proposed Reorganization Event, the Board with the consent of the board of directors of AltaGas may take such action as it deems equitable and appropriate to provide each Participant with a benefit equivalent to that to which he or she would have been entitled had such event not occurred, which may include, without limitation, amending any outstanding Agreement without the consent of the Participant.

(c)	Conditional Action. Any action taken by the Board may be made conditional upon the consummation of the applicable Reorganization Event.

(d)
Other Corporate Restructuring. Further, in the event that a division or Affiliate of AltaGas is acquired by another Person (other than an Affiliate), or the Company or AltaGas is reorganized, dissolved or liquidated, or an event or series of events involving a corporate restructuring not described in the definition of Reorganization Event occurs other than with an Affiliate, or the Board shall propose that the Company enter into any such transaction, event or series of events, then the Board with the consent of the board of directors of AltaGas may take such action as it deems equitable and appropriate to provide each Participant with a benefit equivalent to that to which he or she would have been entitled had such event not occurred, which may include, without limitation, amending any outstanding Agreement without the consent of the Participant.

(e)
Dilution and Other Adjustments. In the event of a split, issuance or repurchase of shares, units or securities convertible into or exchangeable for shares or units, grants of options, warrants or rights to purchase shares or units, recapitalization, combination, exchange or similar change affecting the Benchmark Security, the Board with the consent of the board of directors of AltaGas shall make either or both of the following adjustments as it deems equitable and appropriate to provide each Participant with a benefit equivalent to that to which he or she would have been entitled had such event not occurred:

(i)	adjust the number of Phantom Units granted to each Participant; and

(ii)	make any other adjustments or take such action as the Board deems appropriate, which may include, without limitation, amending any outstanding Agreement without the consent of the Participant.
Such adjustments shall be conclusive and binding for all purposes.

9.	Unfunded Plan
The general funds of the Company shall be the sole source for payment of Vesting Amounts under the Plan, and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent any Person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

10.	No Rights to Grants or Continued Employment or Independent Contract
No director, officer, employee or independent contractor shall have any claim or right to receive grants of Phantom Units under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any director, officer, employee or independent contractor any right to be retained by the Company, nor does it restrict in any way the right of the Company, as the case may be, to terminate an employee’s employment or service, director’s services, or independent contractor’s contract at any time.

11.	No Representation as to Value
Neither AltaGas or the Company, nor any Affiliate makes any representation, warranty or guarantee as to the future value of a Phantom Unit or as to the future value of any Participant’s Vesting Amount. No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of the Benchmark Securities nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

12.	Securityholder Rights
No grant of Phantom Units under the Plan shall entitle a Participant or Beneficiary to any rights of a holder of the Benchmark Security and under no circumstances are Phantom Units to be considered Benchmark Securities.

13.	General Restrictions and Assignment
Except as required by law, the rights of a Participant under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

14.	Clawback
The Clawback Policy shall apply to any Phantom Units granted under the Plan.

15.	No Restriction on Right of AltaGas to Effect Corporate Changes
The Plan shall not affect in any way the right or power of AltaGas or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of AltaGas or its business, or any amalgamation, combination, merger or consolidation of AltaGas, or any issue of shares, units, options, warrants or rights to purchase shares, units, bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Benchmark Security or the rights thereof or which are convertible into or exchangeable for the Benchmark Security, or the dissolution or liquidation of AltaGas, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.	Tax Treatment and Tax Withholding
The Company makes no representation or warranty with respect to the income tax treatment to be accorded any Participant with respect to any grant of Phantom Units or the receipt by any Participant of the Vesting Amount or securities therefor. The Company recommends that each Participant obtain independent tax advice regarding these matters.
The Company or an Affiliate thereof, as appropriate, may deduct or withhold, or require the Participant or the Participant’s Beneficiary to remit to the Company or its Affiliate, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of an award of Phantom Units.

17.	Section 409A
It is intended that, to the extent Phantom Units constitute deferred compensation subject to Section 409A, the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. With respect to a Phantom Unit granted to a Participant who is subject to the income tax laws of the United States of America, the following provisions shall apply:

(a)
A Vesting Amount with respect to such Phantom Unit that is payable upon such Participant’s termination of employment shall only be so paid if such termination of employment constitutes a "separation from service" under Section 409A. If such Participant is a “specified employee” under Section 409A at the time of his or her termination of employment, such Vesting Amount shall not be paid before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death) to the extent necessary to avoid penalties under Section 409A. Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month after the date of the Participant’s separation from service (or, if earlier, the first day of the month after the Participant’s death).

(b)
A Vesting Amount with respect to such Phantom Unit that is payable in connection with a Change of Control, shall only be so paid if such Change of Control constitutes a "change in control event" under Section 409A.

(c)
Any adjustments made pursuant to Section 8 shall: (i) for Phantom Units that are subject to Section 409A, be consistent with the requirements of Section 409A, and (ii) in the case of any Phantom Units that are exempt from Section 409A under the short-term deferral exception, be made so as to preserve the applicability of the short-term deferral exception.

18.	Plan Amendment and Termination
The Board, with the consent of the board of directors of AltaGas, may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No termination or amendment of the Plan may materially adversely affect the rights of any Participant to whom any Phantom Units shall previously have been granted without the consent of such Participant unless, in the case of an amendment, it is required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of any stock exchange on which common shares of AltaGas are listed. No grants may become effective under the Plan after the date of termination. Subject to the provisions and within the limitations of the Plan, the Board may amend the terms of any Outstanding Phantom Unit and related Agreement.

19.	Severability
If any provision of the Plan is declared invalid, illegal or unenforceable in any respect or contravenes any order, policy, by-law or regulation of any regulatory body or securities exchange having jurisdiction or authority over AltaGas, the Company or the Plan, the remaining provisions of the Plan shall be unimpaired, and the invalid, illegal, unenforceable or contravening provision shall be replaced by a valid, legal, enforceable and compliant provision of similar economic intent and effect.

20.	Interpretation
The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan. In the Plan words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter genders.

21.	Governing Law
The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by the laws of the Commonwealth of Virginia without giving effect to the conflict of law principles thereof.

22.	Currency
As long as the Benchmark Securities are listed on a Canadian exchange, all amounts paid or values to be determined under the Plan shall be in Canadian dollars then converted to U.S. dollar amounts payable under the Plan as applicable.

23.	Notice
Any notice, direction, payment or other communication required, permitted or contemplated by the Plan shall be in writing and shall be sufficiently given if mailed by prepaid registered mail or delivered to the Company at its main office or by email to the Corporate Secretary of the Company and to the Participant at his or her address, either physical or email, as shown on the books and records of the Company. Any such notice or other communication, if mailed, shall be deemed to have been given on the fifth day (excluding Saturdays, Sundays and statutory holidays) after the date of mailing, if delivered, at the time of delivery, or if emailed, when the sender has received a “read receipt” or other confirmation of receipt, as the case may be. Any party may, at any time or from time to time by notice given as aforesaid to the parties, change its address for such notice or other communication.

24.	Effective Date
The Plan is effective as of December 13, 2019. The Plan supersedes and replaces in its entirety the 2016 WGL Holdings, Inc. Omnibus Incentive Compensation Plan (the “Prior Plan”). Notwithstanding the foregoing, awards issued and outstanding under the Prior Plan will continue to be governed by the Prior Plan. All future grants will be made under the Plan.